GLOBAL MOBILETECH REPORTS EXCELLENT FIRST QUARTER FISCAL 2011 RESULTS

AND EARNINGS PER SHARE OF $0.35

SPOKANE, WA – November 16, 2010 – Global MobileTech, Inc. (OTCBB: GLMB), a diversified renewable energy, mobile communications and advertising company, today announced that the Company has posted revenues of $8.05 million for the first three months of fiscal 2011 and income before tax of $890,858.

During July 2010, the Company expanded its operations into the renewable energy business.  The Company has two operating segments.  The first segment handles the development and sale of mobile voice over Internet protocol or VoIP calls and mobile advertising services.  The second segment is involved in the design, integration, marketing and sale of solar photovoltaic or PV-wind and solar PV-biomass hybrid power generation applications.  The biomass used in the power generation system includes oil palm bio-wastes and forest residues.

First Quarter Fiscal 2011 Financial Highlights

	Three Months Ended September 30, 2010
Revenue
Mobile VoIP Calls and Mobile Advertising	$5,860,044	73%
Renewable Energy	2,194,082	27%
	8,054,126	100%

Gross Profit
Mobile VoIP Calls and Mobile Advertising	807,465	65%
Renewable Energy	438,943	35%
	1,246,408	100%

Income Before Tax
Mobile VoIP Calls and Mobile Advertising	503,747	57%
Renewable Energy	387,111	43%
	890,858	100%

Comments on the First Quarter

Revenues in the first fiscal quarter ended September 30, 2010 were generated by our Malaysian subsidiary, Info-Accent Sdn Bhd, from the operations of our mobile VoIP calls and mobile advertising business which accounted for 73% of our total revenues.  Revenues from our new renewable energy segment accounted for 27% of our total revenues.

Gross profit for the first quarter of fiscal 2011 was $1.25 million. The gross profit derived from our mobile VoIP calls and mobile advertising segment was $807,465 or 65% of our total gross profit while gross profit from our renewable energy segment was $438,943 or 35%. Gross profit margin from our new renewable energy segment was 20% compared with 13.8% from our mobile VoIP calls and mobile advertising segment.

Income before tax for the first quarter of fiscal 2011 totaled $890,858. Operating profit margin from our new renewable energy segment was 17.6% compared with 8.6% from our mobile VoIP calls and mobile advertising segment. The higher operating margin from our new renewable energy segment was attributed to a higher gross profit margin and lower operating expenses compared to our mobile VoIP calls and mobile advertising segment.

Business Outlook

During  the  last  quarter, the Company  expanded the  scope of  its strategic  partnership  with  Powernique Technology Sdn Bhd to include the production and sale of torrefied wood commonly known as biocoal to the U.S. and countries within the European Union.  Torrefied wood can replace 20% of the coal used in a co-firing application for pulverized coal plant.

Stringent European Union (EU) regulatory requirements and broad public support for renewable initiatives have accelerated the demand for torrefied wood in Europe.  Currently, the 27 nations of the EU have agreed to raise the share of renewables in the energy mix to 21% for electricity and 20% for heat by 2020.  As a result of these regulatory requirements, growing public awareness; and the Kyoto Protocol, the market for biomass in Europe is strong and growing. According to the European Biomass Association, the EU will increase its current biomass consumption from 13 million tons annually to 100 million tons by 2010.

“We are encouraged by the performance of our new renewable energy segment,” said Aik Fun Chong, President and CEO of GLMB.  “Results of GLMB for first quarter fiscal 2011 have demonstrated that the Company’s profitable growth initiatives have proven to be effective within the constraints of a competitive market environment.”

About Global MobileTech, Inc.

Global MobileTech, Inc. (“GLMB”) based in Spokane, WA with Asian operations located in Malaysia, is a diversified renewable energy, mobile communications and advertising company. The Company’s operations are organized under two business segments. The first segment handles the development and sale of mobile voice over Internet protocol or VoIP calls and mobile advertising services. The second segment is involved in the design, integration, marketing and sale of solar photovoltaic or PV-wind and solar PV-biomass hybrid power generation applications.  The biomass used in the power generation system includes oil palm bio-wastes and forest residues. The target market for GLMB’s products and services include customers from Asia, Europe and the United States. For more information, please visit www.globalmobiletech.com. Information on our website does not comprise a part of this press release.

Safe Harbor Statement:

Information contained in this press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "is expected," "intends," "may," "will," "should," "anticipates," "plans" or the negative thereof. These forward-looking statements often include forecasts and projections for future revenue and/or profits and are subject to revision and are not based on audited results. The Company does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission.

Contact

Global MobileTech, Inc.

Valerie Looi

509-723-1312

e-mail: valerie.looi@globalmobiletech.com